As filed with the Securities and Exchange Commission on June 16, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TIMBER PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-3843182
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

50 Tice Boulevard, Suite A26

Woodcliff Lake, New Jersey 07677

(Address of Principal Executive Offices) (Zip Code)

Timber Pharmaceuticals, Inc. 2020 Omnibus Equity Incentive Plan

Timber Pharmaceuticals LLC

Tardimed Sciences, LLC 2019 Equity Incentive Plan

(Full title of the plans)

John Koconis

Chief Executive Officer

Timber Pharmaceuticals, Inc.

50 Tice Boulevard, Suite A26

Woodcliff Lake, New Jersey 07677

Tel: (973) 314-9570

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Steven M. Skolnick, Esq.

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, New York 10020

Tel: (212) 262-6700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common stock, $0.001 par value per share	970,833	(1)	$2.33	(3)	$2,262,040.89	(3)	$293.62
Common stock, $0.001 par value per share	367,670	(2)	$.001	(2)	$367.67		$0.05
Total	1,338,503		--		$2,262,408.56		$293.67

(1)	Covers 970,833 shares of common stock issuable under the Timber Pharmaceuticals, Inc. 2020 Omnibus Equity Incentive Plan (the “2020 Plan”). In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein, as these amounts may be adjusted as a result of stock splits, stock dividends, antidilution provisions, and similar transactions.

(2)	Covers 367,670 issuable upon the conversion of the Value Appreciation Rights (“VARs”) and the corresponding proposed maximum offering price per share represents the exercise price of such VARs. As a result of the closing of the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, as amended, dated as of January 28, 2020, by and among the Registrant, Timber Pharmaceuticals LLC (“Timber LLC”) and BITI Merger Sub, Inc., the VARs, which had previously been denoted in common units of Timber LLC became denoted and payable in shares of common stock of the Registrant. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein, as these amounts may be adjusted as a result of stock splits, stock dividends, antidilution provisions, and similar transactions.

(3)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are estimated for the purpose of calculating the amount of the registration fee and are based on the average of the high and low sales price on the NYSE American on June 12, 2020.

PART I

Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.

The information called for by Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) and has been or will be sent or given to participating service providers in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

Timber Pharmaceuticals, Inc. (the “Company”) will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents that are incorporated), and the other documents required to be delivered to eligible participants in the Plan pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to:

Timber Pharmaceuticals, Inc.

50 Tice Boulevard, Suite A26

Woodcliff Lake, New Jersey 07677

Attention: Chief Financial Officer

Tel: (973) 314-9570

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)	the Company’s latest Annual Report on Form 10-K filed pursuant to Section 13(a) or 15(d) of the Exchange Act for the fiscal year ended January 31, 2020, filed with the Commission on March 23, 2020;

(b)	the Company’s Quarterly Report on Form 10-Q filed pursuant to Section 13(a) or 15(d) of the Exchange Act for the fiscal quarter ended April 30, 2020, filed with the Commission on June 12, 2020;

(c)	the Company’s current reports on Form 8-K filed with the Commission on January 29, 2020, February 3, 2020, February 18, 2020, March 30, 2020, April 6, 2020, April 27, 2020, May 11, 2020, May 13, 2020, May 15, 2020, May 22, 2020 and June 3, 2020 (other than any portions thereof deemed furnished and not filed);

(d)	the Company’s Registration Statement on Form S-4 (File No. 333-236526) filed with the Commission on February 20, 2020 (as amended by Form S-4/A on March 30, 2020); and

(e)	the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the SEC on June 1, 2015 under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such documents as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document, which also is deemed to be incorporated by reference herein, modifies or supersedes such statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in general, that a corporation incorporated under the laws of the State of Delaware, as we are, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

As permitted by the DGCL, our certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the Company or its stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the DGCL (regarding unlawful dividends and stock purchases); or
•	any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, our certificate of incorporation provides that the Company is required to indemnify each person that it has the power to indemnify to the fullest extent permitted by Section 145 of the DGCL.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

We have entered into indemnification agreements with all of our directors and named executive officers whereby we have agreed to indemnify those directors and officers to the fullest extent permitted by law, including indemnification against expenses and liabilities incurred in legal proceedings to which the director or officer was, or is threatened to be made, a party by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Company, provided that such director or officer acted in good faith and in a manner that the director or officer reasonably believed to be in, or not opposed to, the best interests of the Company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

For a list of exhibits, see the Exhibit Index in this Registration Statement, which is incorporated into this Item by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof:

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Certificate of Incorporation (incorporated by reference to Exhibit 4.01 to our Registration Statement on Form S-8 (File No. 333-201708), filed with the Commission on January 26, 2015).

4.2	Certificate of Amendment (incorporated by reference to Exhibit 3.5 to our Annual Report on Form 10-K (File No. 001-37411), filed with the Commission on April 21, 2017).

4.3	Certificate of Amendment (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K (File No. 001-37411), filed with the Commission on April 26, 2019).

4.4	Certificate of Amendment (incorporated by reference to the Exhibit 3.1 to our Current Report on Form 8-K (File No. 001-37411), filed with the Commission on May 22, 2020).

4.5	Certificate of Amendment, (incorporated by reference to the Exhibit 3.2 to our Current Report on Form 8-K (File No. 001-37411), filed with the Commission on May 22, 2020).

4.6	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K (File No. 001-37411), filed with the Commission on April 26, 2019).

4.7	Specimen Stock Certificate*

4.8	Timber Pharmaceuticals, Inc. 2020 Omnibus Equity Incentive Plan*

5.1	Legal opinion Lowenstein Sandler LLP.*

23.1	Consent of BPM LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of KPMG, Independent Registered Public Accounting Firm.*

23.3	Consent of Lowenstein Sandler LLP (included in Exhibit 5.1).*

24.1	Power of Attorney (included on the signature page).*

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woodcliff Lake, New Jersey, on June 16, 2020.

TIMBER PHARMACEUTICALS, INC.

By:	/s/ John Koconis
John Koconis
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Koconis and Joseph Lucchese, and each of them, each with full power to act without the other, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign any amendments to this registration statement, and to sign any registration statement for the same offering covered by this registration statement, including post-effective amendments or registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming that each of said such attorneys-in-fact and agents or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the registrant in the capacities and on the dates indicated.

Person	Capacity	Date
/s/ John Koconis	Chief Executive and Director
John Koconis	(Principal Executive Officer)	June 16, 2020

/s/ Joseph Lucchese	Chief Financial Officer
Joseph Lucchese	(Principal Financial and Accounting Officer)	June 16, 2020

/s/ Michael Derby
Michael Derby	Executive Chairman of the Board of Directors	June 16, 2020

/s/ Linda Broenniman
Linda Broenniman	Director	June 16, 2020

/s/ Gianluca Pirozzi
Gianluca Pirozzi	Director	June 16, 2020

/s/ Zachary Rome
Zachary Rome	Director	June 16, 2020

/s/ Edward Sitar
Edward Sitar	Director	June 16, 2020

/s/ Michael Stocum
Michael Stocum	Director	June 16, 2020